Exhibit 21.01

                   Subsidiaries of Elantec Semiconductor, Inc.

Name of Corporation:                 Elantec Semiconductor Japan Limited

Registered Office:                   Yokohama, Japan

Percentage of Ownership:             100%

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Name of Corporation:                 Elantec Semiconductor International Limited

Registered Office:                   Hamilton, Bermuda

Percentage of Ownership:             100%